Exhibit 15

MERGER AGREEMENT

OF

ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.

INTO

METLIFE CHILE ACQUISITION CO. S.A.

November 14, 2014

MERGER AGREEMENT OF

ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.

INTO

METLIFE CHILE ACQUISITION CO. S.A.

In Santiago, Chile, on November 14, 2014, INVERSIONES METLIFE HOLDCO 2 LIMITADA, TIN 76.094.806-3, with legal address at Agustinas 640 piso 18, Santiago (“Holdco 2”); INVERSIONES METLIFE HOLDCO 3 LIMITADA, TIN 76.265.745-7, with legal address at Agustinas 640 piso 18, Santiago (“Holdco 3”); METLIFE CHILE INVERSIONES LIMITADA, TIN 77.647.060-0, with legal address at Agustinas 640 piso 18, Santiago (“MetLife Chile” and together with Holdco 2 and Holdco 3, the “Acquisition Shareholders”), and METLIFE CHILE ACQUISITION CO. S.A., TIN 76.265.736-8, with legal address at Agustinas 640 piso 18, Santiago (“Nueva ProVida” and together with the Acquisition Shareholders, the “Parties”), enter into the following merger agreement (the “Agreement”):

RECITALS

A. Administradora de Fondos de Pensiones ProVida S.A., TIN 98.000.400-7, (“ProVida”), is a single-purpose Chilean corporation with a single purpose consisting in managing pension funds, subject to the oversight and control of the Chilean Pension Funds Superintendency (“SP”). ProVida was created by public deed dated March 3, 1981, executed at the Santiago Notarial Office of Mr. Patricio Zaldívar Mackenna, amended by public deed dated March 25, 2981, executed in the presence of the same notary. ProVida was chartered under Resolution No. E-006-81 dated April 1, 1981, issued by the SP, the certificate of which was recorded on page 6060, number 3268, in the Commerce Registry of Santiago for the year 1981, and published in the Official Gazette No. 30932 on April 3, 1981.

B. ProVida is an issuer of publicly-traded securities and as such is registered in the Securities Registry and subject to the oversight and control of the Chilean Securities and Insurance Superintendency (“SVS”). The shares of ProVida are also registered in such registry and listed on the Santiago Stock Exchange, Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange. Likewise, until the open of business on October 3, 2014, the shares of ProVida through American Depositary Shares (“ADSs”) represented by American Depositary Receipts (“ADRs”), at a rate of one ADR for every 15 shares, were listed on the New York Stock Exchange. The Deposit Agreement governing such ADSs and ADRs was terminated on September 18, 2014. However, the shares in ProVida continue to be subject to the securities legislation of the United States of America and to the oversight and control of the United States Securities and Exchange Commission.

C. MetLife Chile Acquisition Co. S.A. is a closely-held Chilean corporation with TIN 76.265.736-8, incorporated by public deed dated February 22, 2013, executed at the Santiago Notarial Office of Mr. Iván Torrealba Acevedo. An excerpt of such instrument was recorded on page 16784 entry number 11041 in the Commerce Registry of Santiago for the year 2013, and published in the Official gazette No. 40493 on February 23, 2013.

D. As of this date, Nueva ProVida holds 308,928,816 registered shares, of the same series and value, without nominal (par) value, fully subscribed for and paid up, representing approximately 93.2% of equity capital in ProVida. It acquired such shares through purchases and by way of succession as a result of the dissolution of its subsidiary, Inversiones Previsionales S.A., TIN 76.266.631-6 (“Inversiones Previsionales”) on October 31, 2014, which was also a direct shareholder of ProVida. The dissolution of Inversiones Previsionales took place as a result of all the shares issued by Inversiones Previsionales having come under the ownership of Nueva ProVida for an uninterrupted period in excess of 10 days, thereby becoming the sole shareholder in Inversiones Previsionales. At a board of director’s meeting of Inversiones Previsionales held on October 31, 2014, executed as a public deed on November 3, 2014 at the Santiago Notarial Office of Mr. José Musalem Saffie, a record was made of such dissolution in accordance with law, and an excerpt of such public deed is in the process of being registered and published.

E. Pursuant to the Shareholders’ Registry of Nueva ProVida, the Acquisition Shareholders are the owners and holders of 100% of the shares issued by Nueva ProVida, all of which are registered and without nominal (par) value, fully subscribed for and paid up, of one and the same series, distributed in the following manner:

Shareholders	Number of Shares	% of Capital
Holdco 2	139,017,967	45%
Holdco 3	139,017,967	45%
MetLife Chile	30,892,816	10%

TOTAL	308,928,816	100%

F. The Acquisition Shareholders and Nueva ProVida (the latter as shareholder of ProVida) intend to merge ProVida and Nueva ProVida, in accordance with the terms and conditions of, and as per the provisions set out in, this Agreement. Nevertheless, and given the special nature of ProVida as a special-purpose Chilean corporation with a single purpose as pensions funds administrator and other purposes under DL 3,500, the aforementioned merger must meet several approvals and authorizations until complete perfection of the merger of ProVida into Nueva ProVida, and for the latter to entirely succeed in the operations that ProVida conducts in relation to the management of pension funds, all of which is regulated hereby.

G. As a consequence of the proposed merger, Nueva ProVida may distribute the positive difference between (i) the tax cost basis of its total investment made in shares of ProVida and (ii) the proportional value of the tax equity of ProVida (such difference, hereinafter the “Tax Goodwill”), among the non-monetary assets that Nueva ProVida receives as a consequence of the merger, but up to the market value of such non-monetary assets. To the extent the proposed merger is initiated before January 1, 2015 and concludes before January 1, 2016, the portion of the Tax Goodwill that may not be distributed among the non-monetary assets that ProVida receives as a consequence of the merger will be considered, for tax purposes, as a deferred expense and must be deducted in equal parts by Nueva ProVida in a term of 10 consecutive commercial exercises, counted from the commercial exercise in which the Tax Goodwill was generated.

H. For U.S. federal income tax purposes, the Parties intend that the Merger will qualify both as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) and a “complete liquidation” within the meaning Section 332 of the Code, that this Agreement will constitute both a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and a “plan of liquidation” for purposes of Section 332 of the Code adopted as of the date of this Agreement, and that each of the Parties be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

CLAUSE ONE:

DEFINITIONS AND RULES OF INTERPRETATION

1.1. Definitions.

The following capitalized terms used herein shall have the meaning indicated below:

“Administered Funds” means pension funds type A, B, C, D and E, that are currently administered by ProVida, as well as those other funds that according to the law may administer before the Merger Effective Date.

“AFP” is a Spanish acronym that means pension fund manager.

“Chilean State” means the Chilean Treasury and its agencies.

“DL 3,500” means the Decreto Ley 3.500, Establece Nuevo Sistema de Pensiones, promulgated under the laws of Chile.

“Expert Report” means one or more expert reports prepared in accordance with Article 156 of the RSA, which shall indicate the value of ProVida and Nueva ProVida, the exchange ratio for the shares applicable to the Merger, and the pro-forma balance sheet representing Nueva ProVida, indicating the summation of asset, liability and equity accounts of ProVida and Nueva ProVida.

“IFRS” means the international financial reporting standards adopted in Chile for the preparation and presentation of financial statements.

“LSA” means Law 18046 on corporations, as amended.

“Merger” means the merger of ProVida into its parent Nueva ProVida, the latter acquiring all the assets, liabilities and equity of the former and succeeding the same in all its rights and obligations.

“Merger Effective Date” means the 60th day following the publication, in the Official Gazette, of the authorization to be issued by the SP for the Merger, pursuant to article 43 of DL 3500.

“Merger Shareholders’ Meetings” means each of the special shareholders’ meetings to be duly called and convened by the boards of directors of Nueva ProVida and ProVida to vote on the Merger.

“Nueva ProVida Financial Statements” means the audited consolidated financial statements of Nueva ProVida as of December 31, 2013, and September 30, 2014, prepared in accordance with IFRS.

“Pensions System Abridgment” means the Compendio de Normas del Sistema de Pensiones, issued by the Chilean Pension Funds Superintendency.

“ProVida Financial Statements” means the audited consolidated financial statements of ProVida as of December 31, 2013, and September 30, 2014, prepared in accordance with IFRS, adjusted as provided in Book IV, title VIII, letter D, chapter III of the Pensions System Abridgment.

“Reference Financial Statements” means the Nueva ProVida Financial Statements and the ProVida Financial Statements as of September 30, 2014, or, in

their absence, the Nueva ProVida Financial Statements and the ProVida Financial Statements prepared, at the latest, 90 days prior to the Merger Shareholders’ Meetings.

“RSA” means the Corporations Regulations contained in Decree No. 702 of the Ministry of Finance, as amended.

“SEC” means the Securities and Exchange Commission.

The following table includes the place in the Agreement where the terms indicated therein are defined:

Term	Location
“Acquisition Shareholders”	Initial Paragraph
“ADRs”	Recital B
“ADSs”	Recital B
“Agreement”	Initial Paragraph
“Tax Goodwill”	Recital F
“Holdco 2”	Initial Paragraph
“Holdco 3”	Initial Paragraph
“Inversiones Previsionales”	Recital D
“MetLife Chile”	Initial Paragraph
“Nueva ProVida”	Initial Paragraph
“Parties”	Initial Paragraph
“ProVida”	Recital A
“Registration Statement”	2.3
“SP”	Recital A
“SVS”	Recital B

1.2. Interpretation

(a) Words in the singular shall include the plural, and vice versa, and words in the masculine gender shall include all genders.

(b) Unless otherwise expressly indicated, any reference to periods of days shall be deemed of calendar days, calculated in accordance with articles 48 and 50 of the Chilean Civil Code.

(c) The titles, subtitles and headings of clauses, sections, paragraphs or letters used herein are for reference only and shall not be taken into consideration for its interpretation or to determine the scope of the rights and obligations of the Parties.

(d) References to clauses and sections shall be interpreted as made to the clauses and sections of this Agreement unless otherwise indicated, and terms such as “hereof”, “hereby”, “hereunder” and the like shall mean and refer to this Agreement as a whole rather than to any portion thereof.

(e) Notwithstanding the provisions of the preceding rules, the provisions of Title XIII of Book IV of the Civil Code on “Contractual Interpretation” shall apply alternatively for the interpretation hereof.

CLAUSE TWO:

ACTS IN PREPARATION FOR THE MERGER

2.1. Special Shareholders’ Meetings of Nueva ProVida.

In addition to the Merger Shareholders’ Meeting, the Parties have held or will hold, two special shareholders’ meetings of Nueva ProVida to agree on the following matters:

(a) Approve the distribution of dividends in an amount of $24,771,812,000, which shall be paid during this year 2014, on the date determined by the board of Nueva ProVida.

(b) Reduce the number of shares into which capital is divided, from 2,081,600,000 to 308,928,816, without reducing its corporate capital or affecting the rights and preferences of the shares in Nueva ProVida;

(c) Reduce the current corporate capital from $1,018,431,258,580 to the amount of $931,348,859,606 through the actual decrease of current corporate capital and the corresponding refund to the shareholders of the sum of such decrease, i.e. the sum of $87,082,398,974, which shall be paid during this year 2014, on the date determined by the board of Nueva ProVida.

(d) Approve certain amendments to the bylaws of Nueva ProVida to reflect the aforementioned amendments and others that the Parties may deem necessary or convenient for the approval of the Merger.

(e) Ratify external auditors Deloitte as the auditors of Nueva ProVida for 2014.

2.2. Background on the Merger.

As provided in article 155 et sqq. of the RSA, the board of directors of Nueva ProVida and ProVida shall make available to its shareholders, the background information that serves as the basis for the Merger, including (i) this Agreement, which contains the terms and conditions for the Merger to be proposed to the shareholders of each of the companies, (ii) the Reference Financial Statements and (iii) the Expert Report.

For the purpose of the Reference Financial Statements, the Parties agree to retain the services of Deloitte or such other external auditing firm as the Parties may agree upon if Deloitte is unable or unwilling to provide its services. For the purposes of the Expert Report, the Parties agree to retain the services of one or more independent and qualified expert, who shall be entitled to obtain from ProVida and Nueva ProVida all information and documents and effect any and all verifications they may deem appropriate for the completion and delivery of their report. The Expert Report shall be signed in the presence of a notary, and shall include a representation in the sense that the expert issues his/her report in accordance with article 99 of LSA and article 156 of the RSA, to which end s/he had access to the information and documents of the entities that merge as s/he may have deemed necessary. In addition, the expert shall represent being of statutory age, not having been declared guilty of any offenses punishable by jail, have sufficient independent judgment as necessary to issue the report and assume responsibility for the opinions contained in the report.

In accordance with the preceding paragraph, each of the Parties shall cause that the board of directors of each of ProVida and Nueva ProVida agree to request to the referred auditing firm to proceed with the audit and issuance of the relevant audit report on the Reference Financial Statements, and designate a qualified expert to issue the Expert Report.

2.3. Registration of the shares in Nueva ProVida with the SEC.

Prior to the Merger Shareholders’ Meetings, and as per the requirements under the securities legislation of the United States of America, Nueva ProVida shall have filed a registration statement (the “Registration Statement”) with the SEC, which shall have been approved and declared effective in advance of the Merger Shareholders’ Meetings, in order to allow for the offering of the shares in Nueva ProVida to the shareholders of ProVida in connection with the Merger.

2.4. Date of the Merger Shareholders’ Meetings.

The ProVida Merger Shareholders’ Meeting shall be held as soon as practicable as the Registration Statement is approved by the SEC and declared effective. The Parties shall make their reasonable best efforts for the ProVida Merger Shareholders’ Meeting to be held on December 29, 2014, and shall cause the ProVida Merger Shareholders’ Meeting to be called for such date. However, in case the ProVida Merger Shareholders’ Meeting is called for December 29, 2014, and the Registration Statement has not been approved or has not been declared effective, Nueva Provida agrees not to attend the aforementioned Merger Shareholders’ Meeting so as to have a lack of quorum in the same, and thereby cause the ProVida Merger Shareholders’ Meeting to be held upon second call. The Nueva ProVida Merger Sharehlders Meeting shall be held on the same date as the ProVida Merger Shareholders Meeting or in such other date as may be necessary to comply with the authorizations and legal requirements in connection therewith.

CLAUSE THREE:

MERGER

3.1. Absorption Merger of ProVida into Nueva ProVida.

Subject to the terms and conditions of this Agreement, and pursuant to article 99 of the LSA, the Parties agree on the absorption merger of ProVida into Nueva ProVida, whereby the former shall be dissolved and absorbed into Nueva ProVida, the latter acquiring all the assets, liabilities and equity of ProVida, and succeeding the same in all its rights and obligations. As a consequence of the Merger, ProVida shall be dissolved, which dissolution shall occur without requiring its winding-up, since its shareholders shall become shareholders of Nueva ProVida, except for those who wish to exercise their right to withdraw in accordance with article 69 of the LSA.

Nueva ProVida shall become the only party responsible for the payment of all the debts or liabilities directly, indirectly or potentially owed by ProVida, whether with its shareholders, workers, vendors, banks, financial institutions, companies and in general with any individual or body corporate, in time and form as incurred by ProVida, benefitting from or being affected by all the terms, conditions, modalities, guarantees and exceptions of ProVida in relation to such liabilities, since, as a result of the Merger, Nueva ProVida shall be deemed the successor-in-interest of ProVida for all legal purposes.

Nueva ProVida shall be jointly and severally liable and shall undertake to pay the applicable taxes per the respective winding-up balance sheets to be prepared by

ProVida pursuant to article 69 of Chilean tax code. Likewise, for the purposes of articles 69 and 71 of such Chilean tax code, it is expressly noted that Nueva ProVida shall be held liable to the Chilean State for all taxes, imposts, liens, deferred customers duties or tax credits, assessments and other tax-related obligations, regardless of their origin, such as ProVida owes or may owe.

3.2. Merger Shareholders’ Meetings.

The Acquisition Shareholders promise to Nueva ProVida, and Nueva ProVida promises to the Acquisition Shareholders, that they shall take all necessary action to cause the board of directors of each of ProVida and Nueva ProVida to call the Merger Shareholders’ Meetings in order to submit the following matters to the consideration of their shareholders and ultimately agree upon the same:

(a) At the Special Shareholders’ Meeting of Nueva ProVida:

(i) Agree to amend the bylaws in all such matters as may be necessary to adjust them to those of a public corporation that after the Merger, shall be engaged in the management of Pension Funds, and being ProVida’s legal successor;

(ii) Agree to register both Nueva ProVida and its shares in the Securities Registry kept by the SVS, as well as have the same listed on one or more authorized Securities Exchanges in the country;

(iii) Approve the documentation that serves as the basis for the Merger, including (A) this Agreement; (B) the Reference Financial Statements; and (C) the Expert Report;

(iv) Agree on the one to one exchange ratio between Nueva ProVida and ProVida shares;

(v) Approve a capital increase in Nueva ProVida and the issuance of new shares of common stock without par value, to be distributed entirely to the shareholders of ProVida in the applicable proportion as per the exchange ratio eventually approved, to consummate the Merger of ProVida into Nueva ProVida, expressly authorizing the board of directors to issue the new shares as a consequence of the referred capital increase.

(vi) Agree on the absorption Merger of ProVida into Nueva ProVida, the latter subject to the SP authorizing the Merger of ProVida into Nueva ProVida;

(vii) Agree on requesting the SP to authorize the Merger, issuing the respective resolution and certificate in accordance with the provisions of article 131 of the LSA;

(viii) Approve the restated text of the bylaws of ProVida to reflect the amendments adopted at the special shareholders’ agreement of Nueva ProVida.

(ix) Adopt all necessary resolutions to carry out the Merger on the terms and conditions ultimately approved at the Merger Shareholders’ Meetings, and authorize the board of directors, in broad terms, to grant all powers-of-attorney deemed necessary, especially those required to legalize, consummate and carry out the Merger resolutions and others as adopted at the Merger Shareholders’ Meetings.

(b) At the Special Shareholders’ Meeting of ProVida:

(i) Approve the bylaws of Nueva ProVida, to adjust them to the regulation applicable to special-companies with a single purpose consisting in managing pension funds and grant and manage other benefits under DL 3,500; adequate the bylaws to the laws and regulations applicable to public companies, including the capital increase and issuance of new shares to be distributed entirely to the shareholders of ProVida and other amendments to be approved at the Nueva ProVida Merger Shareholders’ Meeting;

(ii) Approve the documentation that serves as the basis for the Merger, including (A) this Agreement; (B) the Reference Financial Statements; and (C) the Expert Report;

(iii) Agree on the one to one exchange ratio between Nueva ProVida and ProVida shares;

(iv) Agree on the absorption Merger of ProVida into Nueva ProVida, the latter subject to the SP authorizing the Merger of ProVida into Nueva ProVida;

(v) Agree on requesting the SP to authorize the Merger, issuing the respective resolution and certificate in accordance with the provisions of article 131 of the LSA;

(vi) Approve the dissolution of ProVida as a result of the Merger without winding-up, with Nueva ProVida acquiring all the assets, liabilities and equity of ProVida, and succeeding it in all its rights and obligations;

(vii) Adopt all necessary resolutions to carry out the Merger on the terms and conditions ultimately approved at the Merger Shareholders’ Meetings, and authorize the board of directors, in broad terms, to grant all powers-of-attorney deemed necessary, especially those required to legalize, consummate and carry out the Merger resolutions and others as adopted at the Merger Shareholders’ Meetings.

3.3. Other amendments relating with the Merger

Notwithstanding the matters to be approved by the Nueva Provida Merger Shareholders Meeting described above, on or before such Merger Shareholders Meeting, the Acquisition Shareholders promise Nueva Provida to approve the following matters in a special shareholders meeting:

(i) Amend the bylaws of Nueva ProVida, to adjust them to the regulation applicable to special-companies with a single purpose consisting in managing pension funds, amendments that shall be subject to the SP authorizing the existence or operations of Nueva ProVida as a pension funds manager;

(ii) Request that the SP authorizes the existence or operations of Nueva ProVida as a pension funds manager, as provided in articles 130 et sqq. of the LSA and in article 52 of the Decree Law 3,500;

(iii) Amend the bylaws to adjust them to those of a public company registered together with its shares in the Securities Registry kept by the SVS, which amendments shall be subject to SP authorization of the existence or operations of Nueva ProVida as a pension funds manager;

3.4 Effects of the various resolutions described in Sections 3.1 to 3.3

Some resolutions described in Sections 3.1 to 3.3 above shall be contingent on obtaining the authorization and approvals of the SP described below:

(a) The following acts shall be effective as from the date on which the excerpt contained in the certificate evidencing the SP resolution authorizing the existence or operations of Nueva ProVida as an AFP, and which approves its bylaws, is duly recorded in the Santiago Commerce Registry and published in the Official Gazette:

(i) Amendments to the bylaws of Nueva ProVida to adjust them to those of a single-purpose corporation engaged in the management of Pension Funds, agreeing also the change of the name of Nueva ProVida in accordance with applicable law;

(ii) Amendments to the bylaws of Nueva ProVida to adjust them to those of a publicly held corporation; and

(iii) Capital increase in Nueva ProVida and the issuance of new shares of common stock, registered, of like value each, of a single series and without par value, to be distributed entirely to the shareholders of ProVida in the applicable proportion as per the exchange ratio eventually approved, to consummate the Merger of ProVida into Nueva ProVida. Notwithstanding, if the authorization of existence or operations of Nueva Provida is obtained from the SP before the Nueva Provida Merger Shareholders Meeting, the agreement described in this literal (iii) shall be effective upon its approval by the SP.

(b) The following acts shall be effective on the Merger Effective Date, provided the publication at the Official Gazette of the authorization from the SP is made within 15 days following the issuance of the authorization, pursuant to article 43 of DL 3500:

(i) the absorption Merger of ProVida into Nueva ProVida, the latter to survive, provided that the conditions precedent indicated in section 3.2 have been met;

(ii) registration, in the Shareholders’ Registry of Nueva ProVida, of all the persons who were registered in the Shareholders’ Registry of ProVida as of midnight on the immediately preceding day, as well as the transfer forms duly submitted to ProVida previously, to the extent not yet registered, whereupon they shall be deemed to be shareholders of Nueva ProVida for all applicable purposes, as per the approved exchange ratio.

(c) The following acts shall be effective as of the date indicated by the board of directors of Nueva Provida therefor, which shall be the Merger Effective Date or thereafter:

(i) actual withdrawal of the certificates representing the shares issued by Nueva ProVida;

(ii) the shares in ProVida shall no longer be traded on the Santiago Stock Exchange, the Electronic Stock Exchange and the Valparaiso Stock Exchange, and the shares of Nueva ProVida shall begin trading therein.

3.5 Exchange Ratio.

The Parties hereby agree that the exchange ratio between shares of ProVida and of Nueva ProVida shall be one to one. This way, the shareholders of ProVida shall receive one share in Nueva ProVida for each share they hold in ProVida on the Merger Effective Date.

3.6 Conditions to vote in favor of the Merger at the Merger Shareholders’ Meetings.

The obligation of the Parties to vote in favor of the Merger shall be subject to fulfillment of all the following conditions precedent (any of which may be waived by the Parties by mutual agreement):

(a) that Nueva ProVida shall have filed, with the SEC, the Registration Statement and other documents required by the laws of the United States of America, and that such Registration Statement shall have been declared effective by such regulator;

(b) that the other background documentation for the Merger, i.e. the Reference Financial Statements and the Expert Report, shall have been prepared and delivered by the external auditing firm and the experts, respectively;

(c) that the representations made by each of the Parties in Clause Four below shall be complete, correct and accurate as of the date on which the Merger Shareholders’ Meetings are called by the board of directors of ProVida and Nueva ProVida.

3.7 Activities before the Merger Effective Date.

The Parties agree to perform the actions, acts and activities that are necessary or desirable to consummate the Merger, including but not limited, to directly make or cause the persons under their control to make the following:

(a) to have promptly signed and evidenced into public deed the minutes of the Merger Shareholders’ Meetings and to notarize, with the same date of the public deed, the background information that was available to the shareholders;

(b) to present to the Chilean Internal Revenue Service the sworn statement of Nueva ProVida that is required to evidence the initiation of the Merger with respect to the Tax Goodwill on or prior to December 31, 2014;

(c) to request to the SP the authorization of existence and functioning of Nueva ProVida as an administrator of pension funds, or such other authorization required by law, provided, however, that the Parties agree that Nueva ProVida will not make any advertisement with respect to its condition as an AFP, will not accept affiliates and will not make any other act to which is entitled to as an AFP until the Merger Effective Date, with the express purpose of avoiding that Nueva Provida and Provida simultaneously operate as an AFP, and provided, further, that such restrictions will not apply to actions, acts and activities (i) strictly necessary and conducing to the Merger and to the organized transfer of the Administered Funds, assets, liabilities, affiliates, suppliers, investments of ProVida and of the Administered Funds, if necessary, and other rights and obligations acquired, received or assumed by Nueva ProVida as a consequence of the Merger, or (ii) that are required by the SP to evidence that Nueva ProVida is in a condition to normally operate as an AFP as of the Merger Effective Date;

(d) to record in the Registry of Commerce and publish in the Official Gazette the excerpt contained in the certificate that authorizes the existence of Nueva ProVida as an AFP and that approves its by-laws, once the authorization referred to in (c) is obtained;

(e) to cause the board of directors of Nueva ProVida to issue the new shares of common stock, registered, of like value each, of a single series and without par value, to be distributed to the shareholders of ProVida in the applicable proportion as per the exchange ratio agreed;

(f) to request the registration of both Nueva ProVida and its shares in the Securities Registry kept by the SVS, once the authorization referred to in (c) is obtained and the shares referred to in (e) above are issued;

(g) to request the listing of Nueva ProVida and its shares in one or more authorized Securities Exchanges in the country, once the registration referred to in (f) above is obtained, provided, however, that the trading of such shares will only commence as of the Merger Effective Date or at such later date referred to in section 3.4(c);

(h) to request the SP to authorize the Merger;

(i) to cause Nueva ProVida to comply with all the legal, technical and operational requirements (including accounting, management and computer systems) before the Merger Effective Date in order to properly function with full continuity of the services that ProVida renders as of such date;

(j) to timely inform all the affiliates, workers and other collaborators, authorities, clients, suppliers, shareholders, investors, issuers in which the Administered Funds have invested, lenders and relevant counterparties of ProVida about the merger, stating that as of the Merger Effective Date, Nueva ProVida will be the legal successor of ProVida and provide all the information that is deemed necessary or desirable for such purposes; and

(k) to update the shareholders registry of Nueva ProVida as of the Merger Effective Date to include the shares of ProVida as a consequence of the merger and to make available to the shareholders of ProVida the physical titles of the shares that have been assigned to them as a consequence of the Merger.

CLAUSE FOUR:

REPRESENTATIONS AND WARRANTIES

The Parties represent that they have no knowledge of any situations, facts or circumstances that could result in any modification to or breach of the following representations and warranties made by Nueva ProVida or ProVida:

4.1. Organization.

Nueva ProVida is a corporation duly organized and validly existing under the laws of the Republic of Chile, and that all the amendments to its bylaws have been made in accordance with the law. ProVida is a special-purpose corporation duly organized and validly existing under the laws of the Republic of Chile, and that all the amendments to its bylaws have been made in accordance with the law.

4.2. Capital.

The authorized equity capital of Nueva ProVida is divided into 308,928,816 shares without par value, fully subscribed for and paid up. There are no other shares issued or authorized by Nueva ProVida. The authorized equity capital of ProVida is divided into 331,316,623 shares without par value, fully subscribed for and paid up. There are no other shares issued or authorized by ProVida.

4.3. Financial Statements.

(a) The Nueva ProVida Financial Statements have been prepared in accordance with IFRS; and (b) the ProVida Financial Statements have been prepared in accordance with IFRS, adjusted in accordance with the provisions of Book IV, title VII, letter D, chapter III of the Pension System Abridgment; and in both cases they fairly reflect the financial condition, results from operations, changes to shareholder ownership and changes to the financial condition of Nueva ProVida or ProVida, as the case may be, as of the date and for the periods when issued. Likewise, none of the companies has any liabilities or obligations in relevant amounts not reflected in the Nueva ProVida Financial Statements and in the ProVida Financial Statements, as applicable.

4.4. Taxes.

Except as indicated in the Nueva ProVida Financial Statements and in the ProVida Financial Statements, as applicable, (a) ProVida and Nueva ProVida have filed, in time and form, all tax returns required under applicable tax laws; (b) all taxes accrued, owed and payable by the companies have been paid in time and form, and all material deficiencies claimed or assessments made against ProVida and Nueva ProVida as a result of any examination conducted by any tax authority of any income tax returns and of the business activities have been claimed or paid in time and form; and (c) as of the date hereof there are no notices of assessments or re-determination of any tax obligations prepared by any governmental authority against any of the companies such as remain pending payment.

4.5. No Breach.

Consummation of the Merger does not constitute or result in any breach under any contract to which ProVida and Nueva ProVida is a party, nor does it result in any assessment or lien attaching to any goods or assets of any of the companies such as could have a material adverse impact on any of the companies.

4.6. Operations with Related Persons.

Other than as indicated in the in the Nueva ProVida Financial Statements or in the ProVida Financial Statements, as applicable, the terms on which ProVida and Nueva ProVida have entered into contracts or agreements with related companies are strictly arm’s length.

4.7. Requirements to be a shareholder of an AFP.

The Acquisition Shareholders and their controllers, partners or majority shareholders, directors, managers, officers and principal executives comply with the requirements set forth in Article 24A of DL 3,500.

4.8. Other Representations.

The Acquisition Shareholders and Nueva ProVida are not aware of any situation, fact or circumstance that is not reflected in the Nueva ProVida Financial Statements or in the ProVida Financial Statements, as applicable, such as could affect the one to one exchange ratio agreed on this Agreement.

CLAUSE FIVE:

CONDUCT OF BUSINESS THROUGH CONSUMMATION OF THE MERGER

Between the execution date of this Agreement and the Merger Effective Date, the Parties agree to proceed and to have Nueva ProVida or ProVida, as applicable, proceed as per the following stipulations:

5.1. Amendments to bylaws, etc.

Nueva ProVida and ProVida shall not (a) undergo any amendment to its corporate bylaws other than those required to consummate the Merger, as required by the SP, SVS or other authority, and such others as set forth herein; (b) issue, sell, transfer, pledge, dispose of or encumber any of the shares representing its corporate capital; (c) create new series of shares, trade or reclassify its shares; or (d) howsoever acquire, in any manner, directly or indirectly, its own shares, except as a result of the withdrawal right exercised by its shareholders.

5.2. Continuation of business in the ordinary course.

Continue conducting the business of Nueva ProVida or ProVida, as applicable, in the ordinary course and consistent with past practice, and in normal operating conditions, all of the above so as to prevent deterioration of its commercial processes and activities.

5.3. Accounting.

Record the transactions of Nueva ProVida or ProVida, as applicable, in their accounting, in accordance with the accounting principles applicable to each such Company and, in any case, consistent and in accordance with the accounting criteria used to prepare the Nueva ProVida Financial Statements or the ProVida Financial Statements, as applicable.

5.4. Profits, distributions, withdrawals, refunds, allotments and dividends.

Other than as provided in this Agreement or by law, refrain from agreeing on or performing any new allotments, distributions, advances, withdrawals, drafts, accruals or payments of profits, dividends or reductions or refunds of capital. For the avoidance of doubt, the foregoing shall not imply any restriction for ProVida to make distributions of profits and dividends contemplated in the law, nor for Nueva ProVida to agree and make distributions of profits and dividends to its shareholders in the amount of the profits and dividends received by it as shareholder of ProVida.

5.5. Division, conversion, merger or winding-up.

Other than as provided herein, refrain from approving, agreeing or proceeding with the division, conversion, merger or winding-up of Nueva ProVida or ProVida, as applicable.

CLAUSE SIX:

MISCELLANEOUS

6.1. Governing Law.

This Agreement and all the provisions contained herein are governed by and shall be interpreted in accordance with the laws of Chile.

6.2. Arbitration.

Any controversy or dispute arising between the Parties hereto in relation to the applicability, interpretation, duration, effectiveness or performance of this Agreement or otherwise shall be referred to arbitration in accordance with the Rules of Arbitration Procedure of the Santiago Arbitration and Mediation Center, in effect at the time when arbitration is requested.

The Parties hereby grant a limited and irrevocable power-of-attorney to the Santiago Chamber of Commerce in order that, upon written request by any of them, it should designate an arbitrator who shall act ex aequo et bono as to the procedure and de jure as to the award, from among the members of the arbitration corps of the Santiago Arbitration and Mediation Center.

No remedy shall be of avail against the resolutions of the arbitrator. The arbitrator is especially authorized to resolve all matters related to its competence and/or jurisdiction.

6.3. Assignment.

None of the Parties may assign this Agreement or the rights and obligations arising hereunder unless it obtains the prior written consent of all the Parties.

6.4. Nullity and Ineffectiveness.

If for any reason any provision hereof is declared totally or partially void or ineffective, such declaration shall not affect the validity and binding effect of the remaining clauses of this Agreement, provided, however, that taking into consideration that this Agreement shall be performed in good faith and therefore not only imposes the obligations stated herein but also all the obligations that arise from the nature of the obligations contained herein, if, as a consequence of legal, regulatory or judicial changes, the Agreement is unable to be performed in the manner and pursuant to terms and proceedings set forth herein, the Parties agree to perform it in an equivalent manner or in the most similar way to what has been agreed in this Agreement.

6.5. Expenses.

The expenses derived from the implementation of this agreement shall be borne by Nueva ProVida.

6.6. Counterparts.

This instrument is executed in 4 counterparts, with 2 remaining in the possession of the Acquisition Shareholders and 2 remaining in the possession of Nueva ProVida.

[Signatures on the following Page]

IN WITNESS THEREOF, the Parties execute this Merger Agreement of Administradora de Fondos de Pensiones ProVida S.A. in MetLife Chile Acquisition Co. S.A. on the date hereof.

INVERSIONES METLIFE HOLDCO 2 LIMITADA

Signature:	/s/ Randal W. Haase

Name:	Randal W. Haase
Position:	Attorney-in-fact

INVERSIONES METLIFE HOLDCO 3 LIMITADA

Signature:	/s/ Randal W. Haase

Name:	Randal W. Haase
Position:	Attorney-in-fact

METLIFE CHILE INVERSIONES LIMITADA

Signature:	/s/ Pablo Iacobelli del Río

Name:	Pablo Iacobelli del Río
Position:	Attorney-in-fact

METLIFE CHILE ACQUISITION CO. S.A.

Signature:	/s/ Randal W. Haase

Name:	Randal W. Haase
Position:	Attorney-in-fact